AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 20, 2001
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                         ------------------------------
                        CONSUMER PORTFOLIO SERVICES, INC.
             (Exact name of registrant as specified in its charter)
                         ------------------------------

            California                                           33-0459135
  (State or other jurisdiction of                            (I.R.S. Employer
  incorporation or organization)                             Identification No.)

                            16355 LAGUNA CANYON ROAD
                            IRVINE, CALIFORNIA 92618
                                 (949) 753-6800
                    (Address of principal executive offices)

                        CONSUMER PORTFOLIO SERVICES, INC.
                       1997 LONG-TERM INCENTIVE STOCK PLAN
                            (Full title of the plan)
                          -----------------------------

                             CHARLES E. BRADLEY, JR.
                                    President
                        Consumer Portfolio Services, Inc.
                            16355 Laguna Canyon Road
                            Irvine, California 92618
                                 (949) 753-6800
                     (Name and address of agent for service)
                         ------------------------------

                                                 CALCULATION OF REGISTRATION FEE
===================================== ==================== ====================== ========================== ===================
                                                             Proposed maximum
 Title of each class of securities       Amount to be       offering price per        Proposed maximum            Amount of
          to be registered                registered            security(1)          aggregate offering       registration fee
                                                                                          price(1)
------------------------------------- -------------------- ---------------------- -------------------------- -------------------
Common Stock, no par value               1,602,667 shares           $1.85000 (2)             $2,964,934 (2)         $708.62
------------------------------------- -------------------- ---------------------- -------------------------- -------------------
Common Stock, no par value                 169,333 shares          $ 1.75000 (3)               $296,333 (3)          $70.82
------------------------------------- -------------------- ---------------------- -------------------------- -------------------
Common Stock, no par value                  18,000 shares          $ 1.81250 (3)                $32,625 (3)           $7.80
------------------------------------- -------------------- ---------------------- -------------------------- -------------------
Common Stock, no par value                  24,000 shares           $1.68750 (3)               $ 40,500 (3)           $9.68
------------------------------------- -------------------- ---------------------- -------------------------- -------------------
Common Stock, no par value                  10,000 shares           $1.62500 (3)               $ 16,250 (3)           $3.88
------------------------------------- -------------------- ---------------------- -------------------------- -------------------
Common Stock, no par value                  32,000 shares           $1.56250 (3)               $ 50,000 (3)          $11.95
------------------------------------- -------------------- ---------------------- -------------------------- -------------------
Common Stock, no par value                  38,000 shares           $1.87500 (3)                $71,250 (3)          $17.03
------------------------------------- -------------------- ---------------------- -------------------------- -------------------
Common Stock, no par value                   6,000 shares           $1.80000 (3)                $10,800 (3)           $2.58
------------------------------------- -------------------- ---------------------- -------------------------- -------------------
Total                                    1,900,000 shares           --                       $3,482,692             $832.36
------------------------------------- -------------------- ---------------------- -------------------------- -------------------

(1)  Estimated solely for the purpose of calculating the registration fee.

(2)  The proposed maximum offering price is computed, pursuant to subdivisions
     (h) and (c) of Rule 457, based on the average of high and low prices for such common stock as reported by Nasdaq on December 13, 2001.

(3) Fixed exercise price of options granted under the plan with respect to the number of shares shown.

===================================================================================================================

                                     PART II
                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The documents listed in (a) through (c) below are incorporated by reference in this registration statement. All documents subsequently filed by registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 ("Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

         (a) The registrant's annual report on Form 10-K for the year ended December 31, 2000, as filed March 30, 2001, and the information contained in
Part III of the registrant's annual report on Form 10-K for the year ended December 31, 2000.

         (b) Any reports filed by the registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2000.

         (c) The description of the registrant's common stock contained in registrant's registration statement filed under the Exchange Act on October 21, 1992, including amendments thereto filed December 6, 1995, March 25, 1997 and April 27, 2000 for the purpose of updating such description.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Mark Creatura, general counsel of the registrant, who has passed upon the legality of the shares of common stock, no par value, registered hereby, is a full-time employee of the registrant, and is a participant in the Consumer Portfolio Services, Inc. 1997 Long-Term Incentive Plan.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Under California law, a California corporation may eliminate or limit the personal liability of a director to the corporation for monetary damages for breach of the director's duty of care as a director, provided that the breach does not involve certain enumerated actions, including, among other things, intentional misconduct or knowing and culpable violation of the law, acts or omissions which the director believes to be contrary to the best interests of the corporation or its shareholders or which reflect an absence of good faith on the director's part, the unlawful purchase or redemption of stock, payment of unlawful dividends, and receipt of improper personal benefits. The registrant's Board of Directors believes that such provisions have become commonplace among major corporations and are beneficial in attracting and retaining qualified directors, and the registrant's Articles of Incorporation include such provisions.

         The registrant's Articles of Incorporation and Bylaws also impose a mandatory obligation upon the registrant to indemnify any director or officer to the fullest extent authorized or permitted by law (as now or hereinafter in effect), including under circumstances in which indemnification would otherwise be at the discretion of the registrant.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable

ITEM 8.  EXHIBITS.

The following exhibits are filed:

    Exhibit No.        Description of Exhibit
    -----------        ----------------------

          4.1 Consumer Portfolio Services, Inc. 1997 Long-Term Incentive Stock Plan (as amended).

          5.1          Opinion of counsel re legality of securities offered.

         23.1          Consent of KPMG LLP.

         23.2          Consent of counsel (contained in Exhibit 5.1).

ITEM 9.  UNDERTAKINGS.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (other than as provided in the proviso and instructions to Item 512(a) of Regulation S-K) (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1) (i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports that are filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act and are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.






                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Irvine, state of California, on December 20, 2001.

                                          CONSUMER PORTFOLIO SERVICES, INC.


                                          By:   /s/ CHARLES E. BRADLEY, JR.
                                             ----------------------------------
                                             Charles E. Bradley, Jr., President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


              Signature                            Title                            Date

     /s/ CHARLES E. BRADLEY, JR.    President, Director, and Chief Executive  December 20, 2001
       Charles E. Bradley, Jr.      Officer (Principal Executive Officer)


         /s/ DAVID KENNEALLY        Senior Vice President and Chief           December 20, 2001
           David Kenneally          Financial Officer (Principal
                                    Financial Officer)


        /s/ THOMAS L. CHRYSTIE      Director                                  December 20, 2001
          Thomas L. Chrystie




                                    Director
       John E. McConnaughy, Jr.



          /s/ JOHN G. POOLE         Director                                  December 20, 2001
            John G. Poole



        /s/ WILLIAM B. ROBERTS      Director                                  December 20, 2001
          William B. Roberts



         /s/ ROBERT A. SIMMS        Director                                  December 20, 2001
           Robert A. Simms



          /s/ DANIEL S. WOOD        Director                                  December 20, 2001
            Daniel S. Wood